EXHIBIT 10.1

TEGNA INC.

2015 CHANGE IN CONTROL SEVERANCE PLAN

(As Amended through May 30, 2017)

Amendment No. 4

TEGNA Inc. hereby amends the TEGNA Inc. 2015 Change in Control Severance Plan, as amended through May 30, 2017, as amended (the “Plan”), as follows:

1.
Effective as of the date this amendment is adopted, the Plan is hereby amended by replacing Section 6(c)(i) of the Plan with the following:

(i) the material diminution of the Participant’s duties, authorities, responsibilities or position (including status, offices, titles and reporting requirements) from those in effect immediately prior to the Change in Control. For avoidance of doubt, ceasing to have public company officer duties constitutes good reason and any of the enumerated diminutions constitutes good reason whether or not occurring solely as a result of the Company becoming a subsidiary/division or ceasing to be publicly traded;

2.
Effective as of the date this amendment is adopted, the Plan is hereby amended by replacing Section 7(b)(iii) of the Plan with the following:

(iii) a prorated annual bonus for the portion of the fiscal year elapsed prior to the Date of Termination in an amount equal to the greater of (A) the Participant’s target bonus for the fiscal year including the Date of Termination, (B) the Participant’s projected bonus for the fiscal year including the Date of Termination based on actual performance through the Date of Termination, and (C) the average annual bonus the Participant earned with respect to the three fiscal years immediately prior to the fiscal year in which the Date of Termination occurs, in each case prorated for the portion of the fiscal year elapsed prior to the Date of Termination. In the event the Participant has not been employed for the full three fiscal years immediately prior to the fiscal year in which the Participant’s Date of Termination occurs, the Participant’s average annual bonus shall be calculated based on the average of the annual bonuses earned for the fiscal years immediately prior to the fiscal year in which the Participant’s Date of Termination occurs during which the Participant was employed. If the Participant was employed for just a portion of a fiscal year and consequently did not receive an annual bonus for the fiscal year, that fiscal year shall be ignored for purposes of the bonus calculation. If the Participant was employed for just a portion of a fiscal year and received a prorated annual bonus for the fiscal year, that fiscal year shall not be ignored but the prorated annual bonus shall be adjusted to reflect a full year’s bonus;

3.
Effective as of the date this amendment is adopted, the Plan is hereby amended by replacing Section 7(b)(iv) of the Plan with the following:

(iv) an amount equal to the yearly COBRA cost of the Participant’s medical and dental coverage in effect as of the Termination Date multiplied by the Participant’s Multiplier;

IN WITNESS WHEREOF, TEGNA Inc. has caused this Amendment to be executed by its duly authorized officer as of ____________ ___, 2025.

TEGNA INC.
By:
Name:
Title: